EXHIBIT 99.1

Heelys, Inc. Reports Second Quarter 2012 Financial Results

DALLAS, Aug. 8, 2012 (GLOBE NEWSWIRE) -- Heelys, Inc. (Nasdaq:HLYS) today reported the following financial results for the second quarter ended June 30, 2012. The "Company" and "Heelys" refer to Heelys, Inc., a Delaware corporation, and its direct and indirect subsidiaries.

Year-over-Year Quarterly Comparisons

On a consolidated basis, net sales decreased $2.6 million to $5.7 million for the three months ended June 30, 2012, from $8.3 million for the three months ended June 30, 2011. Domestic net sales decreased $902,000 to $1.8 for the three months ended June 30, 2012, from $2.7 million for the three months ended June 30, 2011. The decrease in domestic sales was primarily due to higher sales during the second quarter of 2011, when compared to the second quarter of 2012, which was the result of certain first quarter 2011 orders that could not be fulfilled until the second quarter of 2011 as a result of production delays, and decreased inventory replenishment orders during the second quarter of 2012 from certain of our retailers resulting from those retailers having carryover inventory from the 2011 Holiday season, and a lower average sales price per pair of HEELYS-wheeled footwear sold during the second quarter of 2012 when compared to the same period last year. International net sales decreased $1.7 million to $3.9 million for the three months ended June 30, 2012, from $5.6 million for the three months ended June 30, 2011. The decrease in international sales was primarily the result of decreased sales of HEELYS-wheeled footwear in our French, German and Italian markets, offset by sales increases in Japan and with third-party distributors, and sales of our third party scooter and skateboard lines in France and Germany which accounted for approximately $615,000 of our net sales for the three months ended June 30, 2012.

Consolidated gross profit margin decreased to 38.5% for the three months ended June 30, 2012, from 46.9% for the three months ended June 30, 2011. The decrease in gross profit percentage from the same quarter in the prior year was primarily the result of changes in product and customer mix from the prior year, with a larger percentage of global sales coming from lower priced shoes sold at smaller product margins, certain European retail customers that are provided larger discounts and sales of certain of our slow moving and older inventory styles at discounted prices in Japan and Germany in order to reduce excess inventories.

Selling, general and administrative expenses, excluding restructuring charges (discussed below), decreased $1.3 million, primarily as a result of decreased marketing in our German and French markets and decreased shipping and handling costs and commissions, as a result of decreased sales.

Loss from operations increased $645,000, from a loss of $1.1 million for the three months ended June 30, 2011, to a loss of $1.7 million for the three months ended June 30, 2012, primarily as a result of the decrease in gross margins and the restructuring charges recognized during the second quarter of 2012.

The Company reported a net loss of $1.6 million, or $(0.06) per fully diluted share, for the three months ended June 30, 2012, versus a net loss of $973,000, or $(0.04) per fully diluted share for the three months ended June 30, 2011.

Restructuring

As part of an initiative to improve efficiency and reduce costs, the Company began taking steps in the first quarter of 2012 to close its office in Brussels, Belgium and transition the business operations conducted through that office to its French, German and U.S. offices. As part of this initiative, the Company eliminated its workforce in Belgium effective as of June 30, 2012. These workforce reductions primarily came from the elimination of certain finance, supply chain and customer service functions. The work performed by these people was absorbed by our employees in France, Germany and the United States. We hired limited personnel to assist with accounting and logistical support in those offices. Financial management and reporting for the Company's Belgian subsidiary was transitioned to our headquarters in the United States. In connection with these initiatives, we have recorded $457,000 in severance and one-time termination benefit costs, $92,000 in contract termination costs and $185,000 in other costs, including, but not limited to, costs to close the Company's office in Belgium, transfer the business operations to the Company's French, German and U.S. offices, and repatriate the Company's Vice President, International back to the United States. In addition, we recognized $34,000 in fixed asset impairment charges related to these initiatives. The Company does not anticipate that the actions taken thus far with respect to the initiative will result in pre-tax savings in 2012, but estimates pre-tax annual savings of approximately $1.5 million in future years.

Balance Sheet

Combined cash and investments remained consistent at $58.2 million as of June 30, 2012, and $58.4 million as of December 31, 2011. The decrease in accounts receivables was primarily a result of decreased sales, as well as timing; the decrease in accounts payable and accrued liabilities was primarily due to payment of inventory purchase related liabilities that were outstanding as of December 31, 2011. Cash flows from changes in operating assets/liabilities are subject to seasonality.

Management Comments

Tom Hansen, chief executive officer of the Company, commented, "Retail sales were slow across most segments and geographies in April and May and our products were no exception. We continue to pursue multiple initiatives to address these tough conditions.

New products: our new athletic/running, lifestyle and sport/skate outsole designs arrived in the United States in late June and are just now hitting retailers' shelves.

Cost control and reduction: we have completed the closure of our international headquarters office in Brussels, Belgium which should reduce our overhead beginning in 2013.

Drive trial: focus on the younger end of our customer segment through additional distribution of our entry level priced Sidewalk Sports brand in both the United States and Europe.

Third party brands: continue to build our third party distribution business by adding new brands that complement our current portfolio

Add distribution: aggressively pursue new distribution partners in parts of the world that represent opportunities."

Conference Call

The Company will host a conference call and webcast on Thursday, August 9, 2012 to discuss the results of its second quarter ended June 30, 2012. The teleconference will begin at 11:00 a.m. Eastern Time. To participate in the teleconference, investors should dial (877) 342-9747 a few minutes before the start of the call. International callers may dial (678) 304-6848. The broadcast will also be available at http://investors.heelys.com/index.cfm. An audio replay of the webcast will be archived on Heelys' investor website for 1 year.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products primarily under the HEELYS(R) brand targeted to the youth market. The Company's primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to rolling by shifting weight to the heel. Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel. HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of Heelys are "forward-looking statements" for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as "subject to," "believes," "anticipates," "plans," "expects," "intends," "estimates," "may," "will," "should," "can," the negatives thereof, variations thereon, similar expressions, or discussions of strategy. All forward-looking statements are based upon management's current expectations and various assumptions, but they are inherently uncertain, and Heelys may not realize its expectations and the underlying assumptions may not prove correct. Heelys' actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of Heelys' net sales are generated by one product, Heelys' intellectual property may not restrict competing products that infringe on its patents from being sold, continued changes in fashion trends and consumer preferences and general economic conditions, Heelys' dependence on its relationships with retail customers and independent distributors with whom Heelys does not have long term contracts, Heelys outsources all of its manufacturing to, and relies on, a limited number of independent manufacturers, Heelys' distribution model and recent moves in select markets to takeover distribution of its products directly to customers contains inherent risks, Heelys is subject to the risks of conducting business internationally, foreign exchange rate fluctuations could harm its results of operations, Heelys has expanded its product offering to mass merchants which may affect its brand image and reputation, Heelys may not be able to successfully introduce new product categories and additional factors which are detailed in Heelys' filings with the Securities and Exchange Commission, including the Risk Factors contained in Heelys' Annual Report on Form 10-K, as modified and supplemented in other filings from time to time. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and Heelys undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net sales	$ 5,754	$ 8,342	$ 13,025	$ 14,445
Cost of sales	3,538	4,432	7,585	7,526
Gross profit	2,216	3,910	5,440	6,919

Selling, general and administrative expenses	3,707	4,978	8,143	9,090
Restructuring charges	222	--	768	--
Loss from operations	(1,713)	(1,068)	(3,471)	(2,171)

Other (income) expense, net	9	(137)	(77)	(175)
Loss before income taxes	(1,722)	(931)	(3,394)	(1,996)

Income tax (benefit) expense	(70)	42	(161)	160

Net loss	$ (1,652)	$ (973)	$ (3,233)	$ (2,156)

Net loss per share:
Basic and Diluted	$ (0.06)	$ (0.04)	$ (0.12)	$ (0.08)

Weighted-average shares:
Basic and Diluted	27,571	27,571	27,571	27,571

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands)

	June 30,	December 31,
Assets	2012	2011

Current Assets:
Cash and cash equivalents	$ 18,995	$ 17,925
Investments	39,235	40,469
Accounts receivable, net of allowances	4,115	7,077
Inventories	8,290	8,836
Prepaid expenses and other current assets	959	1,193
Income taxes receivable	211	133
Deferred income taxes	15	14
Total current assets	71,820	75,647

Property and Equipment, net of accumulated depreciation	426	570
Patents and Trademarks, net of accumulated amortization	329	320
Intangible Assets, net of accumulated amortization	227	380
Goodwill	1,488	1,532
Deferred Income Taxes	450	364

Total Assets	$ 74,740	$ 78,813

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$ 886	$ 2,277
Accrued liabilities	3,608	2,974
Deferred income taxes	104	104
Total current liabilities	4,598	5,355

Long Term Liabilities:
Income taxes payable	670	660
Deferred income taxes	2	40
Other long term liabilities	224	247

Total Liabilities	5,494	6,302

Stockholders' Equity:
Common stock	28	28
Additional paid-in capital	66,303	66,126
Retained earnings	3,708	6,941
Accumulated other comprehensive loss	(793)	(584)
Total stockholders' equity	69,246	72,511

Total Liabilities and Stockholders' Equity	$ 74,740	$ 78,813

CONTACT: Heelys, Inc.
         Craig Storey, 214-390-1831
         Chief Financial Officer